Exhibit 6

                                                                  EXECUTION COPY


                               EXCHANGE AGREEMENT
                               ------------------


                  EXCHANGE AGREEMENT (this "Agreement"), dated as of June 11, 1999, by and between The Wellcare Management Group, Inc., a New York corporation (the "Company"), and The 1818 Fund II, L.P., a Delaware limited partnership (the "Fund").

                              W I T N E S S E T H:
                              --------------------

                  WHEREAS, pursuant to the Note Purchase Agreement (the "Note Purchase Agreement"), dated January 19, 1996, by and between the Company and the Fund, as amended, the Company issued and delivered to the Fund, and the Fund purchased from the Company, 8.0% Subordinated Convertible Notes (the "Notes") in the aggregate principal amount of $15,000,000 (the "Principal Amount"), due December 31, 2002;

                  WHEREAS, the Company and the Fund have determined that it is in each of their best interest to convert the Principal Amount and all interest accrued and unpaid thereon (together, the "Note Indebtedness") into 100,000 shares of Series B Preferred Stock, par value $0.01, of the Company.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1.       Exchange of Notes for Series B Preferred Stock.

                           1.1 Exchange. The Fund shall acquire from the
Company, and the Company shall issue to the Fund, at the Closing 100,000 shares of Series B Preferred Stock, par value $0.01 per share, of the Company (the "Series B Preferred Stock"), and in exchange therefor the Company shall acquire from the Fund the Notes and all Note Indebtedness shall be canceled.

                           1.2 Powers, Preferences and Rights of the Series A
Preferred Stock and Series B Preferred Stock. Shares of Series B Preferred Stock shall be pari passu, except as set forth in the Certificate of Designations attached hereto as Exhibits A and B, with shares of Series A Preferred Stock, par value $0.01 per share, of the Company (the "Series A Preferred Stock") to be received by Dr. Kiran C. Patel on the date hereof. The shares of Series A Preferred Stock and Series B Preferred Stock shall have the powers, preferences, rights, qualifications and limitations set forth in the Certificate of Designations attached hereto as Exhibits A and B, respectively.

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                  2. The Closing. The closing of the sale and purchase of the
Series B Preferred Stock contemplated hereby (the "Closing") shall take place at the offices of Epstein, Becker & Green, P.C., 250 Park Avenue, New York, New York, at 10:00 a.m. local time on June 11, 1999 (the "Closing Date"). At the Closing, the Fund shall deliver to the Company the Notes with the appropriate notation that such Notes have been canceled, and simultaneously at the Closing, the Company shall deliver to the Fund certificates, in the name of the Fund or its successors, assigns or designees, evidencing the acquisition by the Fund of the Series B Preferred Stock. Upon the exchange of the Series B Preferred Stock for the Notes, the Fund shall release, fully acquit and forever discharge the Company, its subsidiaries, stockholders, officers, directors, successors and assigns from any and all debt, late fees, penalties, interest and causes of action with respect to the Notes.

                  3. Representations and Warranties of the Company. The Company represents and warrants to the Fund as follows:

                           3.1 Due Incorporation and Qualification. Each of the
Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted. Each of the Company and each of its subsidiaries is qualified to transact business and is in good standing as a foreign corporation in each of the jurisdictions in which it is required to be so qualified, except for such jurisdictions in which the failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition of the Company or such subsidiary.

                           3.2 Corporate Authorization; No Contravention. Except
as set forth on Schedule 3.2, the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including without limitation the issuance of the shares of Series B Preferred Stock and the Common Stock issuable upon the conversion of the shares of Series B Preferred Stock:

                           (a) is within the Company's corporate power and
authority and has been duly authorized by all necessary corporate action;

                           (b) will not violate, conflict with or result in any
breach or contravention of or the creation of any lien under, any contractual obligation of the Company or any of its subsidiaries, or any order or decree directly relating to the Company or any of its subsidiaries; and

                           (c) has been duly authorized by the Board of
Directors of the Company and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize or approve the Agreement or the transactions contemplated hereby.

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                           3.3 Governmental Authorization; Third Party Consents.
Except as set forth on Schedule 3.3, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement, the Series B Preferred Stock or the transactions contemplated hereby or thereby.

                           3.4 Binding Effect. This Agreement, upon execution
and delivery by the Company, will be duly executed and delivered by the Company and (assuming due execution and delivery hereof by the other party hereto) will be valid and binding obligations of the Company enforceable against the Company in accordance with its respective terms.

                           3.5      Capitalization.

                                    (a) Schedule 3.5 sets forth the authorized,
issued and outstanding capital stock of the Company as of the date hereof. Except as set forth on Schedule 3.5, as of the date hereof, there are no shares of common stock or other equity securities of the Company issued, reserved for issuance or outstanding and no warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance or sale of shares of any capital stock of the Company.

                                    (b) All of the issued and outstanding shares
of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable, and free of any preemptive rights in respect thereto. The shares of Series B Preferred Stock, when issued to the Fund, and the shares of Common Stock, par value $0.01 of the Company ("Common Stock"), when issued upon conversion of the Series B Preferred Stock (assuming conversion after the amendment to the Company's certificate of incorporation referred to in Section 4.1), will be duly authorized and, in each case, validly issued, fully paid and non-assessable, and free of any preemptive rights in respect thereto.

                           3.6 Financial Condition. The Company has delivered to
the Fund true and correct copies of the unaudited financial statements of the Company and its subsidiaries dated as of April 30, 1999 (the "Financials"), showing the financial position at April 30, 1999 and the pro forma financial position adjusted for the transactions contemplated hereby, for the transactions contemplated by the Stock Purchase Agreement, dated May 19, 1999, between Dr. Kiran C. Patel and the Company and for the sale by the Company's subsidiary, Wellcare of New York, Inc., of its commercial business to Group Health Incorporated. The Financials have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied consistently throughout the periods covered thereby, with only such deviations from GAAP as are identified in the footnotes of the Financials,

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and present fairly the consolidated financial condition of the Company as of the date thereof, and the consolidated results of operations of the Company for the period, or portion thereof, then ended.

                  4. Post-Closing Covenants of the Company.

                           4.1 Increase in Number of Authorized Shares. The
Company shall as soon as possible, but in no event later than 150 days of the Closing Date, amend the Company's certificate of incorporation to increase the total number of authorized shares of Common Stock by 55,000,000 shares.

                           4.2 Issue Taxes. The Company shall pay, or cause to
be paid, all documentary and similar taxes levied under the laws of any applicable jurisdiction in connection with the issuance of the shares of Series B Preferred Stock, the issuance of the Common Stock upon conversion of the shares of Series B Preferred Stock and the cancellation of the Notes.

                           4.3 Registration and Listing. If any shares of Common
Stock required to be reserved for purposes of conversion of the shares of Series B Preferred Stock as provided in the Certificate of Designation of the Series B Preferred Stock require registration with or approval of any governmental authority under any Federal or state or other applicable law before such Common Stock may be issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible endeavor to cause such Common Stock to be duly registered or approved, as the case may be. So long as the Common Stock is quoted or listed on any national securities exchange, the Company will, if permitted by the rules of such system or exchange, quote or list and keep quoted or listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable or deliverable upon conver sion of the Series B Preferred Stock.

                           4.4 Balance Sheet. The Company shall as soon as
possible, but in any event not later than 15 days of the Closing Date, deliver to the Fund a true and correct copy of the unaudited balance sheet of the Company and its subsidiaries dated as of April 30, 1999, showing the pro forma financial position (i) adjusted for the transactions contemplated hereby, for the transactions contemplated by the Stock Purchase Agreement, dated May 19, 1999, between Dr. Kiran C. Patel and the Company and for the sale by the Company's subsidiary, Wellcare of New York, Inc., of its commercial business to Group Health Incorporated, (ii) adjusted for the three adjustments (the "Adjustments") noted on Schedule 3.6 (the "Adjusted Balance Sheet"), and (iii) fully reflecting actual claim reductions to date. The Adjusted Balance Sheet shall be prepared in accordance with GAAP applied consistently throughout the periods covered thereby, with only such deviations from GAAP as are identified in the footnotes of the Adjusted Balance Sheet, and shall present fairly the consolidated financial condition of the Company as of the date thereof.

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                           4.5 Income Statement. The Company shall as soon as
possible, but in any event not later than 15 days of the Closing Date, deliver to the Fund a true and correct copy of the unaudited statement of income of the Company and its subsidiaries for the period ended April 30, 1999, showing the financial position at April 30, 1999 and the pro forma financial position adjusted for the transactions contemplated hereby, for the transactions contemplated by the Stock Purchase Agreement, dated May 19, 1999, between Dr. Kiran C. Patel and the Company and for the sale by the Company's subsidiary, Wellcare of New York, Inc., of its commercial business to Group Health Incorporated, assuming that all transactions reflected by the adjustments occurred prior to January 1, 1999 (the "Income Statement"). The Income Statement shall be prepared in accordance with GAAP applied consistently throughout the periods covered thereby, with only such deviations from GAAP as are identified in the footnotes of the Income Statement, and shall present fairly the consolidated results of operations of the Company for the period, or portion thereof, then ended.

                           4.6 Financial Statements. The Company shall deliver
to the Fund, in form and substance satisfactory to the Fund:

                                    (a) as soon as available, but not later than
100 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its subsidiaries as of the end of such year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company and its subsidiaries for such fiscal year and by the opinion of Deloitte & Touche LLP (or any successor thereto) or another nationally recognized independent public accounting firm, which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; provided, however, that the delivery of a copy of the Company's Annual Report on Form 10-K shall satisfy the requirements of this Section 4.6(a);

                                    (b) as soon as available, but in any event
not later than 50 days after the end of each of the first three fiscal quarters of each year, the unaudited consolidated balance sheet of the Company and its subsidiaries, and the related consolidated statements of income and cash flow for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by the Company's Chief Financial Officer; provided, however, that the delivery of a copy of the Company's Quarterly Report on Form 10- Q shall satisfy the requirements of this
Section 4.6(b);

                                    (c) budgets and projections of the Company
and its subsidiaries commencing within 60 days of the Closing Date, and then thereafter, annually according to the Company's planning cycle; and

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                                    (d) at any time when it is not subject to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon request, to the Fund and prospective purchasers of the Series B Preferred Stock, information of the type that would satisfy the requirement of subsection
(d)(4)(i) of Rule 144A of the Securities Act of 1933, as amended (the "Securities Act").

                           4.7 Additional Information. The Company shall deliver
to the Fund, as soon as available but no later than the 15th day of each month, a notice specifying or attaching the following information as to the Company, all certified by the Company's Chief Financial Officer:

                                    (a)     statement of cash receipts and
                                            disbursements for the preceding
                                            month;

                                    (b)     statement of cash balances at
                                            preceding month end for the Company
                                            and each of its subsidiaries; and

                                    (c)     enrollment changes by category and
                                            region for the preceding month.

                  5.       Other Provisions.

                           5.1 Notices. Any notice or other communication
required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or by overnight delivery service. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, or, if sent by any other means, when delivered at the address specified herein, in each such case, as follows:

                                    (i)     if to Company, to:

                                            The Wellcare Management Group, Inc.
                                            Park West/Hurley Avenue Extension
                                            P.O. Box 4059
                                            Kingston, New York 12401
                                            Attention:  Chief Executive Officer
                                            Facsimile:  (914) 334-7820

                                            with a copy to:

                                            Epstein Becker & Green, P.C.
                                            250 Park Avenue
                                            New York, New York 10177
                                            Attention:  Seth Truwit, Esq.

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                                            Facsimile:  212-661-0989

                                            with a copy to:

                                            6800 N. Dale Mabry, Suite 268
                                            Tampa, Florida  33614
                                            Attention:  Kiran C. Patel, M.D.
                                            Facsimile:  (813) 290-6306

                                            with a copy to:

                                            Patel, Moore & O'Connor, P.A.
                                            2240 Belleair Road
                                            Suite 160
                                            Clearwater, Florida  33764
                                            Attention:  Sandip I. Patel, Esq.
                                            Facsimile:  (727) 536-5936

                                    (ii)    if to the Fund:

                                            The 1818 Fund II, L.P.
                                            c/o Brown Brothers Harriman & Co.
                                            59 Wall Street
                                            New York, New York  10005
                                            Attention:  Mr. Walter W. Grist
                                            Facsimile:  (212) 493-8429

                                            with a copy to:

                                            Paul, Weiss, Rifkind, Wharton &
                                              Garrison
                                            1285 Avenue of the Americas
                                            New York, New York  10019-6064
                                            Attention:  Marilyn Sobel, Esq.
                                            Facsimile:  (212) 757-3990

                  Any party may change its address for notice hereunder by notice to the other parties hereto.

                           5.2 Entire Agreement. This Agreement contains the
entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including the Note Purchase Agreement; provided that the Registration Rights Agreement (the "Registration Rights Agreement"), dated January 19, 1996, between the Company and the Fund, remains in full force and effect and not affected by this Agreement or the transactions contemplated hereby except to the extent set forth in Section 5.3.

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                           Notwithstanding the foregoing, the definitions set
forth in the Note Purchase Agreement shall remain in full force and effect and is not affected by this Agreement or the transactions contemplated hereby solely to the extent such definitions are used in the Registration Rights Agreement.

                           5.3 Amendment of Registration Rights Agreement. The
Company and the Fund hereby amend the Registration Rights Agreement to replace the term "Notes" with "Series B Preferred Stock, par value $0.01 per share, of the Company," and to replace the existing definition of Conversion Shares with the following definition:

                           "Conversion Shares" mean the shares of common stock,
                  par value $0.01 per share, of the Company issued or issuable upon the conversion of the Series B Preferred Stock, par value $0.01 per share, of the Company.

                           5.4 Waivers and Amendments. This Agreement may be
amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                           5.5 Fund Representation. The Fund represents and
warrants to the Company that the shares of Series B Preferred Stock (including, for purposes of this Section 5.5, the shares of Common Stock issuable upon conversion of the Series B Preferred Stock) to be acquired by such Fund pursuant to this Agreement are being acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Fund at all times to sell or otherwise dispose of all or any part of the shares of Series B Preferred Stock under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Fund's property being at all times within its control.

                           5.6 Governing Law. This Agreement shall be governed
and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.

                           5.7 Counterparts. This Agreement may be executed in
two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

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                           5.8 Headings. The headings in this Agreement are for
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                           5.9 Successors and Assignment. This Agreement shall
be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. The Company may not assign its rights or obligations hereunder without the prior written consent of the Fund.

                           5.10 Severability. Any term or provision of this
Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                           5.11 Expenses. Each of the parties will bear its own
costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                           5.12 Variations in Pronouns. All pronouns and any
variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.



                            [Signature Page Follows]

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                  IN WITNESS WHEREOF, the Company and the Fund have executed this Agreement as of the date first written above.

                                        THE WELLCARE MANAGEMENT GROUP, INC.


                                        By:  /s/ Craig S. Dupont
                                             ------------------------------
                                             Name: Craig S. Dupont
                                             Title: Acting President and Chief
                                                      Executive Officer


                                        THE 1818 FUND II, L.P.

                                        By:  Brown Brothers Harriman & Co.,
                                             general partner


                                             By:  /s/ Walter W. Grist
                                                  ------------------------------
                                             Name:    Walter W. Grist
                                             Title:   Senior Manager